Exhibit 2.1

                          STOCK PURCHASE/SALE AGREEMENT

      THIS AGREEMENT (the "Agreement"), dated January 7, 2004, is between and among AROTECH CORPORATION, a Delaware corporation (the "Buyer") with its principal place of business located at 632 Broadway, Suite 1200, New York, New York 10012, FAAC INCORPORATED, a Michigan corporation with its principal place of business at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108 (the "Company"), and ALAN G. JORDAN and TIM L. CARR, the sole shareholders of the Company (respectively "Jordan" and "Carr" and collectively the "Shareholders").

      WHEREAS, the Buyer has proposed to purchase and the Shareholders have proposed to sell all of the outstanding shares of Common Stock issued by the Company (the "Company Common Stock") and the Board of Directors of the Company has determined that it is in the best interests of the Company and its Shareholders to consent to that purchase and sale (the "Purchase/Sale") upon the terms and conditions set forth herein; and

      NOW, THEREFORE, the Buyer, the Company and the Shareholders hereby agree as follows:

                                   ARTICLE I

                                   Definitions

      1.1 Defined Terms. For the purposes of this Agreement, the terms listed below shall have the following meanings:

            1.1.1 "Agent" shall have the meaning defined in Section 2.4.6.

            1.1.2 "Allocable Portion" shall have the meaning defined in Section 9.3.

            1.1. 3 "Annual Financial Statements" shall have the meaning defined in Section 4.1.4.

            1.1.4 "Arotech Common Stock" shall mean the Common Stock, with $0.01 par value, issued by the Buyer.

            1.1.5 "Association" shall have the meaning defined in Section 11.2.

            1.1.6 "Audit" shall have the meaning defined in Section 2.3.1.

            1.1.7 "Bank" shall have the meaning defined in Section 2.4.6.

            1.1.8 "Broker" shall have the meaning defined in Section 2.3.2.

            1.1.9 "Burdensome Condition" shall have the meaning defined in Sections 7.2.7 and 7.3.8.

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            1.1.10 "Buyer" shall mean Arotech corporation, a Delaware
      corporation.

            1.1.11 "Buyer's Accountant" shall mean Kost Forer & Gabbay, a member of Ernst & Young Global.

            1.1.12 "Buyer's Threshold" shall have the meaning defined in Section 9.3.1.

            1.1.13 "Carr" shall mean Tim L. Carr.

            1.1.14 "Claim" shall have the meaning defined in Section 9.6

            1.1.15 "Closing" shall have the meaning defined in Section 8.1.

            1.1.16 "Closing Cash Consideration" shall have the meaning defined in Section 2.3.1.

            1.1.17 "Closing Consideration" shall have the meaning defined in
      Section 2.3.

            1.1.18 "Closing Stock Consideration" shall have the meaning defined in Section 2.3.2.

            1.1.189 "Closing Date" shall have the meaning defined in Section
      8.1.


            1.1.20 "Code" shall mean the Internal Revenue Code of 1986, as amended.

            1.1.21 "Company" shall mean FAAC Incorporated, a Michigan corporation.

            1.1.22 "Company Common Stock" shall mean the Company's Common Stock, par value $0.01 per share.

            1.1.23 "Company Financial Statements" shall have the meaning defined in Section 4.1.4.

            1.1.24 "Disclosure Schedule" shall have the meaning defined in
      Section 1.3.

            1.1.25 "Dispute Notice" shall have the meaning defined in Section 11.1.

            1.1.26 "EBITDA" shall mean the income of the Company before any deductions for interest expenses, taxes, depreciation and amortization and before any deductions for any fees and expenses directly and primarily attributable to the


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      transaction contemplated by this Agreement and the transition in the management of the Company as a result of that transaction, but otherwise as determined in accordance with generally accepted accounting principles, consistently applied from period to period. The fees and expenses directly attributable to the transaction contemplated by this Agreement will include, without limitation, attorney fees, accountant fees and brokerage fees and commissions.

            1.1.27 "Earnout Consideration" shall have the meaning defined in
      Section 2.4.

            1.1.28 "2004 Earnout Consideration" shall have the meaning defined in Section 2.4.1.

            1.1.29 "2005 Earnout Consideration" shall have the meaning defined in Section 2.4.2.

            1.1.30 "2005 Earnout Operating Income" shall have the meaning defined in Section 2.4.2.

            1.1.31 "Expenses" shall have the meaning defined in Section 10.2.2.

            1.1.32 "Expiration Date" shall have the meaning defined in Section 10.1.2.

            1.1.33 "Governmental Authority" shall mean any nation, territory or government, foreign or domestic, any state, local or other political subdivision thereof, and any bureau, tribunal, board, commission, department, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including, without limitation, all taxing authorities.

            1.1.34 "Indemnified Party" shall have the meaning defined in Section 9.5.

            1.1.35 "Indemnifying Parties" shall have the meaning defined in
      Section 9.6

            1.1.36 "Indemnity Notice" shall have the meaning defined in Section 9.6.

            1.1.37 "Indirect Cost Rate" shall mean the ratio of the sum of all allowable costs (including, but not limited to fringe benefit costs, overhead costs, general and administrative costs and direct labor costs) divided by direct labor expenses. Costs will be "allowable" as agreed by the Company and the Defense Contract Audit Agency.

            1.1.38 "Intercreditors Agreement" shall have the meaning defined in
      Section 2.4.7


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            1.1.39 "Intellectual Property" shall mean any and all proprietary technology, knowledge, formulas, specifications, processes, techniques, technical data and other know-how, whether now existing or hereafter developed, including without limitation Patents and Marks, to which Company has any rights. Until such time as any particular patent has issued in accordance with the terms of a patent application, the term "Intellectual Property" shall be deemed to include all inventions claimed in such patent application. The term "Intellectual Property" shall also include all proprietary technology, knowledge, formulas, specifications, processes, techniques, technical data and other know-how included in any patent application but which have not been included within an allowed claim in any patent.

            1.1.40 "Interim Financial Statements" shall have the meaning defined in Section 4.14.

            1.1.41 "Jordan" shall mean Alan G. Jordan.

            1.1.42 "Letter of Credit" shall have the meaning defined in Section 2.4.6.1.

            1.1.43 "Lien" shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, restriction, claim, exception, encroachment, easement, right of way, license, permit, incorporeal hereditament, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property.

            1.1.44 "Losses" shall have the meaning defined in Section 9.1.

            1.1.45 "Marks" shall mean all trademarks, service marks, trade dress and trade names, including all registrations and applications with respect thereto, and all copyright registrations owned by Company or in which Company has any rights or licenses.

            1.1.46 "Organizational Documents" shall mean a corporation's Articles of Incorporation, Certificate of Incorporation, Bylaws or equivalent organizational documents.

            1.1.47 "Participation Rights Agreements" shall mean those PARTICIPATION RIGHTS AGREEMENTS listed in Schedule 4.3.2.


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            1.1.48 "Participation Rights Holders" shall mean those individuals holding rights under the Participation Rights Agreements.

            1.1.49 "Patent Rights" shall mean shall mean the Company's right, title and interest in and to all unexpired domestic and foreign patents, patent applications, similar grants and applications therefor, and any improvements, continuations, continuations-in-part, divisionals, extensions, reissues, reexaminations or substitutions thereof, and any and all inventions embodied within the foregoing.

            1.1.50 "Person" shall mean any individual or any corporate or other entity, including without limitation federal, state, local and foreign governmental agencies and all subdivisions thereof.

            1.1.51 "Plan" shall have the meaning defined in Section 4.19.

            1.1.52 "Pro-Safe Earnout" shall have the meaning defined in Section 2.4.3.

            1.1.53 "Pro-Safe Receivable" shall mean the account receivable payable by Pro-Safe Fire Response Services, Inc. to the Company under its Purchase Order #001 dated January 28, 2002.

            1.1.54 "Purchase Price" shall have the meaning defined in Section
      2.2.

            1.1.55 "Purchase/Sale" shall mean the purchase and sale of the Company Common Stock pursuant to this Agreement

            1.1.56 "Requisite Regulatory Approval" shall have the meaning defined in Section 7.1.2.

            1.1.57 "Resolution Notice" shall have the meaning defined in Section 11.1.

            1.1.58 "Review Notice" shall have the meaning defined in Section
      11.1.

            1.1.59 "Security Agreement" shall have the meaning defined in
      Section 2.4.7.

            1.1.60 "Security Deposit" shall have the meaning defined in Section 2.4.6.2.

            1.1.61 "Selection Notice" shall have the meaning defined in Section 11.1.

            1.1.62 "Shareholders" shall mean Jordan and Carr.

            1.1.63 "Shareholders' Accountant" shall mean Plante & Moran, LLP.


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            1.1.64 "Shareholders' Threshold" shall have the meaning defined in
      Section 9.4.1.

            1.1.65 "Smithfield" shall mean Smithfield Fiduciary LLC as Agent for the various secured parties under that certain security agreement among, inter alia, Buyer and Smithfield dated as of September 30, 2003.

            1.1.66 "Subchapter S Tax Liability" shall mean the federal and state income Taxes payable by the Shareholders with respect to the taxable income realized by the Company in 2003 that is allocated to the Shareholders pursuant to Subchapter S of the Code, calculated for each Shareholder upon the assumption that such allocated taxable income will be subject to income tax at the highest marginal rate under the Code or other applicable taxing statute.

            1.1.67 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, assessment or levy of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            1.1.68 "Tax Return" means any federal, state, local or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            1.1.69 "Trade Secrets" shall mean shall mean any and all proprietary technology, knowledge, formulas, specifications, processes, techniques, technical data and other know-how, whether now existing or hereafter developed, to which the Company has any rights. Until such time as any particular patent has issued in accordance with the terms of a patent application, the term "Trade Secrets" shall be deemed to include all inventions claimed in such patent application. The term "Trade Secrets" shall also include all proprietary technology, knowledge, formulas, specifications, processes, techniques, technical data and other know-how included in any patent application but which have not been included within an allowed claim in any patent.

            1.1.70 "Unaffiliated Accountant" shall have the meaning defined in
      Section 11.1.

      1.2 Other Definitional Matters. Other terms used herein are defined in the preamble and elsewhere in this Agreement Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

      1.3 Disclosure Standards. Immediately prior to the execution and delivery of this Agreement, the Shareholders have delivered to the Buyer, and the Buyer has delivered to the


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Shareholders, a schedule ("Disclosure Schedule") setting forth, among other things, on schedules corresponding to the Sections hereof, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations, warranties or covenants contained in this Agreement, or that are necessary to make the statements made in this Agreement and in the Disclosure Schedule, individually and taken as a whole, not misleading.

                                   ARTICLE II

               Purchase/Sale and Transfer of Company Common Stock

      2.1 Purchase/Sale. Subject to the terms and conditions of this Agreement, the Buyer shall purchase and the Shareholders shall sell all of the Company Common Stock at the Closing but effective as of the Closing Date.

      2.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for all of the issued and outstanding shares of Company Common Stock is the sum of the Closing Consideration established pursuant to Section 2.3 and the Earnout Consideration established pursuant to Section 2.4.

      2.3 Closing Consideration. The portion of the Purchase Price payable in connection with the Closing (the "Closing Consideration") will equal the following:

            2.3.1 The Closing Consideration payable in cash (the "Closing Cash Consideration") will be an amount equal to (i) $12,000,000 minus (ii) the amounts, if any, payable by the Company to the Participation Rights Holders based upon the Closing Consideration payable by the Buyer to the Shareholders.

            2.3.2 At the Closing, the Buyer shall issue in the name of the Shareholders and deliver to a licensed securities broker selected by the Buyer and approved by the Shareholders, which approval will not be unreasonably withheld (the "Broker"), that number of registered shares of Arotech Common Stock having a value, based upon the last sale price of such Common Stock on the Nasdaq National Market on the trading day immediately preceding the Closing Date, of $2,500,000 for sale or distribution as provided in Section 6.6.

      2.4 Earnout Consideration. The portion of the Purchase Price payable on the basis of the operations of the Company following the Closing (the "Earnout Consideration") will equal the following:

            2.4.1 The Buyer shall pay to the Shareholders as the Earnout Consideration for operations of the Company in 2004 (the "2004 Earnout Consideration") an additional amount equal to (A) the amount, if any, by which (i) 5.75 times the EBITDA realized by the Company from all operations during the calendar year 2004 exceeds (ii) the sum of (a) $14,000,000 plus (b) the amounts, if any, payable by the Company to the Participation Rights Holders based upon the 2004 Earnout Consideration payable by the Buyer to the Shareholders, plus (B) interest at the rate of 12% per annum on the amount


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      yielded by (A) above from March 31, 2005 through the date of the payment to the Shareholders of the 2004 Earnout Consideration. For such purposes the EBITDA realized by the Company for 2004 will be determined in accordance with generally accepted accounting principles consistently applied from period to period, but subject to the limitation on allocable overhead and general administrative expenses of the Company as provided in
      Section 2.4.4. The Buyer will cause the Buyer Accountants, not later than April 30, 2005, to prepare and deliver to the Shareholders and the Buyer an audited financial statement of the Company for its year ended December 31, 2004, together with a computation prepared by the Buyer's Accountants of the Company's EBITDA for 2004 based upon the information contained in that financial statement and the 2004 Earnout Consideration payable to the Shareholders based upon that EBITDA. Not later than July 1, 2005, the Buyer shall pay to the Shareholders, by cashier's check or wire transfer of funds, the amount specified by the Buyer's Accountants as the 2004 Earnout Consideration; provided, however, that if the sum of the amount payable by the Buyer as the 2004 Earnout Consideration (exclusive of the interest computed pursuant to Subparagraph B) plus the amount payable by the Company to the Participation Rights Holders based upon the 2004 Earnout Consideration exceeds $26,000,000, then the Buyer may elect to defer the payment of the amount in excess of $26,000,000 until January 1, 2006. Any questions regarding that computation of the 2004 Earnout Consideration shall be resolved in the manner specified in Section 11.1

            2.4.2 The Buyer shall pay to the Shareholders as the Earnout Consideration for operations of the Company in 2005 (the "2005 Earnout Consideration") an amount equal to (i) the 2005 Earnout Operating Income (as defined below) realized by the Company during the calendar year 2005 minus (ii) the amounts, if any, payable by the Company to the Participation Rights Holders based upon the 2005 Earnout Consideration payable by the Buyer to the Shareholders. For such purposes, the "2005 Earnout Operating Income" shall equal the net income realized by the Company from specific Programs that are identified in writing by the Buyer and the Shareholders as appropriate targets for revenue increases in 2005. For such purposes the 2005 Earnout Operating Income will equal (i) the sales revenues realized by the Company from those Programs minus (ii) the sum of (a) the direct costs of sales allocable to that revenue plus (b) the direct operating expenses allocable to those Programs, all as determined in accordance with generally accepted accounting principles consistently applied from period to period, but subject to the limitation on allocable overhead and general administrative expenses of the Company as provided in Section 2.4.4. The Buyer will cause the Buyer Accountants, not later than March 31, 2006, to prepare and deliver to the Shareholders and the Buyer an audited financial statement of the Company for its year ended December 31, 2005, together with a computation prepared by the Buyer's Accountants of the 2005 Earnout Operating Income based upon the information contained in that financial statement and the 2005 Earnout Consideration payable to the Shareholders based upon that 2005 Earnout Operating Income. Within five (5) days after that computation of the 2005 Earnout Consideration is delivered to the Buyer and the Shareholders, the Buyer shall pay to the Shareholders, by cashier's check or wire transfer of funds,


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      the amount specified by the Buyer's Accountants as the 2005 Earnout
      Consideration. Any questions regarding that computation of the 2005 Earnout Computation shall be resolved in the manner specified in Section 11.1

            2.4.3 If at any time the Company receives any payments from Pro-Safe Fire Response Services, Inc. with respect to the Pro-Safe Receivable, then the Purchaser shall pay or shall cause the Company to pay to the Shareholders as the Earnout Consideration with respect to the Pro-Safe Receivable (the "Pro-Safe Earnout Consideration") an additional amount equal to the amount, if any, by which (i) the amounts received by the Company as payments against Pro-Safe Receivable exceed (ii) any direct expenses incurred by the Company after the date of this Agreement in securing such payments. For such purposes, direct expenses incurred by the Company in collecting payments under the Pro-Safe Receivable will be determined in accordance with generally acceptable accounting principles consistently applied from period to period. The Company, if and at each time that it receives any payment under the Pro-Safe Receivable shall within thirty (30) days following the date of that receipt, deliver written notice to the Shareholders confirming that receipt, detailing the expenses, if any, incurred by the Company in securing payments under the Pro-Safe Receivable that have not been previously recovered by the Company pursuant to this Section, and shall include with that notice a check to the Shareholders equal to the amount of the payment received less the expenses incurred in securing such payment. Any questions regarding the computation of the Pro-Safe Earnout Consideration shall be resolved in the manner specified in Section 11.1.

            2.4.4 During the periods for which the 2004 Earnout Consideration and the 2005 Earnout Consideration will be computed, the Buyer will cause the operation of the Company's business to be conducted in a commercially reasonable manner consistent with past practices. In computing the EBITDA for purposes of the 2004 Earnout Consideration and in computing the 2005 Earnout Operating Income for purposes of the 2005 Earnout Consideration, the cumulative Indirect Cost Rates imposed on revenues shall not be less than 3.11 and not more than 3.21. During the periods for which the 2004 Earnout Consideration and the 2005 Earnout Consideration will be computed, the Buyer will provide to the Shareholders unaudited monthly statements of income for the Company and such other accounting and related information as the Shareholders may reasonably request in order to monitor the operations of the Company as they relate to the Earnout Consideration.

            2.4.5 For so long as any amount remains payable under the Pro-Safe Receivable, the Company will consult and comply with all directives reasonably made by the Shareholders regarding the collection of the Pro-Safe Receivable, including, without limitation the directive of the Shareholders to compromise or otherwise settle its claim for the Pro-Safe Receivable for an amount that is less than the full amount stated as owing to the Company. As a limitation to the foregoing, if the Shareholders direct that the Company initiate litigation to collect the Pro-Safe Receivable, the Shareholders must undertake to pay, and thereafter pay when and as due, all attorney's fees and related expenses that the Company


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      may incur in proceeding with such litigation. As an alternative, if requested by the Company, the Company may assign to the Shareholders all of its rights under and with respect to the Pro-Safe Receivable, and the Shareholders may thereafter initiate and prosecute that litigation for collection in the names of the Shareholders as the assignees of the Company.

            2.4.6 As security for the payment by the Buyer of the 2004 Earnout Consideration, the Buyer, within 95 calendar days following the Closing Date, will take one of the following actions:

                  2.4.6.1 Secure from a bank approved by the Shareholders (the
            "Bank"), which approval will not be unreasonably withheld, and deliver to the Shareholders an irrevocable letter of credit issued for the benefit of the Shareholders in the amount of $6,000,000 (the "Letter of Credit") which will (i) remain in effect until August 31, 2005, (ii) be payable to the Shareholders within five (5) days after the Shareholders deliver a written demand to the Bank at any time after July 1, 2005, as supported by the sworn affidavit of the Shareholders confirming that the 2004 Earnout Consideration has not as of the date of such demand been paid in accordance with the terms of this Agreement and (iii) otherwise contain terms and conditions acceptable to the Shareholders in their reasonable discretion, including without limitation provision for an interpleader proceeding through a court of competent jurisdiction in Washtenaw County, Michigan in the event of a dispute between the Buyer and the Shareholders in respect of the amount of 2004 Earnout Consideration owing; or

                  2.4.6.2 Deposit with the Bank in an interest-bearing savings account, interest-bearing certificate of deposit, interest-bearing time deposits, or any other investment constituting the direct obligation of the Bank, the principal amount of $6,000,000 (the "Security Deposit") and grant to the Shareholders a first priority security interest in that Security Deposit to secure payment of the 2004 Earnout Consideration when and as due under this Agreement and perfect that security interest as required by applicable law. The Security Deposit will (i) have a maturity date not before March 31, 2005 and not later than August 31, 2005 and (ii) will be payable to the Shareholders within five (5) days after the Shareholders deliver a written demand to the Bank at any time after July 1, 2005, as supported by the sworn affidavit of the Shareholders confirming that the 2004 Earnout Consideration has not as of the date of such demand been paid in accordance with the terms of this Agreement and (iii) otherwise be subject to terms and conditions acceptable to the Shareholders in their reasonable discretion, including without limitation provision for an interpleader proceeding through a court of competent jurisdiction in Washtenaw County, Michigan in the event of a dispute between


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            the Buyer and the Shareholders in respect of the amount of 2004
            Earnout Consideration owing.

      The Buyer shall be obligated to complete one or the other of the actions prescribed in Section 2.4.6.1 or Section 2.4.6.2 by the date stated above, but the Buyer has the right, in its absolute discretion, to choose which of those actions to complete by such date.

            2.4.7 As further security for the payment by the Buyer of the 2004 Earnout Consideration and the 2005 Earnout Consideration, the Buyer, on the Closing Date, (i) pursuant to the SECURITY AGREEMENT in the form attached as Schedule 2.4.7 (the "Security Agreement") will grant to the Shareholders a security interest in and to the Company Common Stock which is subordinate only to the first priority security interest in the Company Common Stock granted to Smithfield as Agent (the "Agent") for the various secured parties under that certain security agreement among, inter alia, Buyer and Smithfield dated as of September 30, 2003, and grant to the Shareholders the option to repurchase the Company Common Stock at a price of $6,000,000 in the event that the Buyer, for any reason, (A) fails to provide the security to the Shareholders required in Section 2.4.6 on or before the date specified in Section 2.4.6 or (B) fails to pay any installment of the Earnout Consideration within sixty (60) days after its due date under this Agreement and (ii) will secure the written agreement of the Agent (the "Intercreditors Agreement") in form and substance reasonably satisfactory to the Shareholders that in the event that the Shareholders have and exercise the option to repurchase the Company Common Stock pursuant to the Security Agreement, then, upon the tender by the Shareholders of the $6,000,000 payment required pursuant to that option, the Agent will forever release and discharge its security interest in the Company Common Stock so that the Shareholders will acquire that Company Common Stock free of all liens and encumbrances.

The amounts payable by the Buyer to the Shareholders pursuant to this Section
2.4 are not subject to any of the limitations on the liability of the Buyer for indemnity in Sections 9.4 and 9.5.

      2.5 Allocation of Purchase Price. The Purchase Price shall be allocated and paid 59.97 % to Jordan and 40.03 % to Carr.

      2.6 Transfer of Shares. At the Closing, each Shareholder shall transfer all of the shares of Company Common Stock registered in the Shareholder's name or otherwise beneficially owned by the Shareholder to the Buyer by endorsing (by means of an undated stock power executed in blank) and delivering to the Buyer the original Stock Certificate(s) representing such shares of Company Common Stock.

                                   ARTICLE III

          Individual Representations and Warranties of the Shareholders

      Each Shareholder, individually, hereby represents and warrants to the Buyer that:


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      3.1 Ownership of Company Common Stock. The Shareholder owns, beneficially and of record, the shares of Company Common Stock set forth opposite the Shareholder's name on the signature page to this Agreement, free and clear of all Liens of any nature whatsoever, with Jordan owning 400 shares of Company Common Stock and Carr owning 267 shares of Company Common Stock, and no other shares of Company Common Stock issued or outstanding.

      3.2 Authority. The Shareholder has the requisite legal capacity, power and authority to enter into and to perform the Shareholder's obligations under this Agreement and this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

      3.3 No Conflict. Neither the execution, delivery nor performance of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby, nor compliance by the Shareholders with any of the terms and conditions hereof, will (i) conflict with, violate or result in the breach of any provision of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Company or to the Shareholder or by which the Company Common Stock held by the Shareholder is bound or affected or (ii) conflict with, violate or result in the breach of any provision of or any loss of any benefit under, constitute a default (or an event, which, with notice of lapse of time or both, will constitute a default) under or result in the creation of a Lien, pledge, security interest, charge or any other encumbrance on any Company Common Stock owned by the Shareholder, pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or other obligation to which the Shareholder is party.

      3.4 Consents and Approvals. Except as provided in any applicable requirements, if any, of state takeover laws, the execution, delivery and performance of this Agreement by the Shareholder does not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or with any third party. The Shareholder is not aware of any reason why the approvals, consents and waivers referred to herein should not be obtained.

      3.5 Absence of Litigation. The Shareholder is not a party to any, and there are no pending, or to the knowledge of the Shareholder, threatened legal, administrative, arbitral or other claims, actions, proceedings or investigations of any nature, against the Shareholder or any property or asset of the Shareholder, before any Governmental Authority and no facts or circumstances have come to the Shareholder's attention which have caused him to believe that a material claim, action, proceeding or investigation against or affecting the Shareholder could reasonably be expected to occur. Neither the Shareholder, nor any property or asset of the Shareholder, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect.

      3.6 Competing Interests. Neither the Shareholder, nor or any immediate family member of any of the foregoing (i) owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company or (ii) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any agreement or other business relationship or arrangement material to the Company, provided that the foregoing will not apply to any investment in publicly traded securities constituting less than Three Percent (3%) of the outstanding securities in such class.

      3.7 No Governmental Consent or Approval Required. Except as set forth in
Schedule 4.7, no authorization, consent, approval or other order of, declaration to, or filing with, any Governmental Authority or body is required for or in connection with the valid and lawful authorization, execution, delivery and performance by the Shareholder of this Agreement.

      3.8 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any Schedule, certificate, list or other writing furnished to the Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information believed by the Shareholder to be material to the Purchase/Sale and which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, to the knowledge of the Shareholder, has been withheld from, or has not been delivered in writing to, the Buyer.

                                   ARTICLE IV

            Joint Representations and Warranties of the Shareholders

      The Shareholders, jointly and severally, hereby represent and warrant to the Buyer that, except as set forth in the appropriately numbered Disclosure Schedules delivered by the Shareholders to the Buyer:

      4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby. The Company is qualified as a foreign corporation to do business in the States of California, Florida, Missouri and North Carolina and the Company is not, by the manner in which it conducts its business or owns or leases its property, required to be qualified as a foreign corporation to do business in any other jurisdictions. The Disclosure Schedules contain true, complete and accurate copies of the Organizational Documents of the Company.

      4.2 Organizational Documents; Corporate Records. The Company has heretofore made available to the Buyer a complete and correct copy of the Organizational Documents, each as amended to date, of the Company. Such Organizational Documents are in full force and effect. The Company is not in violation of any provision of its Organizational Documents. The minute books of the Company, which have heretofore been made available in their entirety to the Buyer, contain in all material respects true and correct records of all meetings held or true and complete records of all other corporate actions taken at any time by written consent or otherwise by its shareholders or Board of Directors or by any committee of the Board of Directors.

      4.3 Capitalization.

            4.3.1 The authorized capital stock of the Company consists of 10,000 shares of the Company Common Stock. As of the date hereof and as of the Closing Date and the Closing, 667 shares of the Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

            4.3.2 Except as set forth in Schedule 4.3.2, (i) there are no outstanding subscriptions, options, warrants, calls, preemptive or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other entity.

            4.3.2 Upon payment by the Company to the Participation Rights Holders of the amounts stated in Schedule 4.3.2 and the amounts contemplated by Section 6.5, all obligations of the Company under the Participation Rights Agreements will be paid in full and the Company will have no further obligations with respect to those Participation Rights Agreements, and the Shareholders hereby agree to indemnify and hold the Company and the Buyers harmless from any further liability in connection with such Participation Rights Agreements.

      4.4 Ownership of Company Common Stock. All of the shares of the Company Common Stock are held of record and beneficially by the Shareholders, in the respective amounts set forth opposite their names on the signature pages hereof, free and clear of all Liens of any nature whatsoever. All of the shares of Common Stock are duly authorized, validly issued in compliance with all applicable laws, and are fully paid and nonassessable and free of preemptive or similar rights created by statute, the Organizational Documents of the Company, or any other agreement to which the Company is a party or by which it is bound.

      4.5 Authority. The Company has full corporate power and authority (i) to execute and deliver this Agreement; (ii) to perform its obligations under this Agreement and (iii) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors and Shareholders of the Company and no other corporate or other proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

      4.6 No Conflict.

            4.6.1 Except as provided in Schedule 4.6, neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with, violate or result in a breach of any provision of the Organizational Documents of the Company, (ii) conflict with, violate or result in a breach of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Company, or by which any property or asset of the Company is bound or affected, or (iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, or, except as set forth in Schedule 4.6, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any property or asset of the Company pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party, or by which the Company is bound or affected.

            4.6.2 Except as provided in Schedule 4.6, neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will result the cancellation or termination of, or give any party the right to cancel, modify or amend: (i) any security clearance held by the Company or employee and used or useful in connection with its business or (ii) any agreement for the sale of materials, products, services or supplies or qualification authorizing or permitting the Company to sell materials, products, services or supplies or qualification to any person.

      4.7 Consents and Approvals. Except as provided in Schedule 4.7 and except for any applicable requirements, if any, of state takeover laws, the execution, delivery and performance of this Agreement by the Company does not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or with any third party. The Company is not aware of any reason why the approvals, consents and waivers referred to herein should not be obtained.

      4.8 Absence of Certain Payments. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company has used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or violated any provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder.

      4.9 Compliance. The Company has secured and maintained all material licenses, franchises, permits or authorizations for the lawful conduct of its business. The Company has in all material respects complied with and is not in material conflict with, or in default or material violation of, (i) any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Authority, applicable to the Company or by which any property or asset of the Company is bound or affected or (ii) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected.

      4.10 Taxes and Tax Matters.

            4.10.1 The Company has filed all Tax Returns that it has been required to file since January 1, 1999. All such Tax Returns were correct and complete in all respects. All such Tax Returns were filed on the basis that the Company was an electing corporation under Subchapter S of the Code. All Taxes owed by the Company with respect to its income (whether or not shown on any Tax Return) have been paid. Except for taxes payable with respect to the Company's operation in 2003 that are not yet due and payable, all Taxes owed by the Shareholders with respect to the income of the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company is not required to file Tax Returns in any jurisdiction where the Company does not file Tax Returns. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

            4.10.2 The Company has withheld and paid all Taxes required to be withheld or paid by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            4.10.3 There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or
      (ii) as to which any of the Company and the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns filed by the Company since January 1, 1999, none of which have been the subject of any examination reports, or statements of deficiencies.

            4.10.4 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            4.10.5 The Company elected as of April 1, 1990 to report its taxes under Subchapter S of the Code and such election remains in effect as of the date of this agreement.

      4.11 Assets. The Company has good and marketable title to all of the assets it purports to own, and owns all of such assets free and clear of any Liens, other than (i) statutory liens securing current taxes and other obligations that are not yet delinquent, (ii) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such properties and (iii) liens disclosed in Schedule 4.11. The assets that the Company owns are all of the assets necessary for the continued conduct of the Company's business in the manner in which it has heretofore been conducted. The Company does not have any leased property (real or personal) except as disclosed in Schedule 4.11.

      4.12 Condition of Assets. All of the assets of the Company, including any assets held under leases or licenses, will be in the same condition and repair as of the date of this Agreement, ordinary wear and tear excepted.

      4.13 Equity Investments. Except as set forth in Schedule 4.13, the Company does not currently own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

      4.14 Financial Statements. The balance sheets and related statements of operations and cash flows of Company (the "Company Financial Statements") internally prepared as of and for the period ended December 31, 2000, prepared and reviewed by the Shareholders' Accountant as of and for the period ended December 31, 2001 and prepared and audited by the Shareholders' Accountant as of and for the period ended December 31, 2002 (the "Annual Financial Statements") and the internally prepared balance sheet and related statement of operations of the Company as of and for the period ended October 31, 2003 (the "Interim Financial Statements") that are included in Schedule 4.14 fairly present in all material respects the financial position of the Company as at such dates and the results of its operations for the periods then ended in accordance with generally accepted accounting principles consistently applied from period to period, subject to, in the case of the Interim Financial Statements, adjustments required in the normal course upon audit for the year ended December 31, 2003 Since the date of the Interim Financial Statements, there has been no material adverse change in the business, financial condition, assets, liabilities or prospects of the Company. To the knowledge of the Shareholders based upon their general familiarity with the financial condition and results of operations of the Company and upon their review of the preliminary drafts of the internally prepared balance sheet and related statement of operations of the Company as of and for the twelve-month period ended December 31, 2003, the audited financial statements of the Company for that twelve-month period, computed in accordance with generally accepted accounting principles consistently applied from period to period, will reflect "Net Sales" of not less than $10,070,000 (95% of $10,600,000) and "Operating Income" of not less than $1,498,150 (95% of $1,660,000).

      4.15 Absence of Undisclosed Liabilities. Except as set forth in the Company Financial Statements, the Company has no liabilities of any nature (matured or unmatured, accrued, fixed or contingent, including, without limitation, any liabilities for unpaid taxes), except as have accrued in the ordinary course of business from the date of the Interim Financial Statements to the date of this Agreement and to the Closing Date.

      4.16 Absence of Certain Changes or Events. Since the date of the Interim Financial Statements, except as set forth in Schedule 4.16, the Company has conducted its business only in the ordinary course and in manners consistent with past practice and there has not been (i) either individually or in the aggregate, any change or effect that is or would be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company, (ii) any material damage, destruction or loss with respect to any property or asset of the Company, (iii) any change by the Company in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accountants, (iv) any entry by the Company into any contract or commitment of more than $25,000.00, (v) any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), including without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes, other than in the ordinary course of business consistent with past practice, (vi) any mortgage, pledge, lien or lease of any assets, tangible or intangible, of the Company with a value in excess of $25,000.00 in the aggregate, (vii) any acquisition or disposition of any assets or properties having a value in excess of $25,000.00, or any contract for any such acquisition or disposition entered into, or (viii) any lease of real or personal property entered into, other than in the ordinary course of business consistent with past practice.

      4.17 No Bonuses or Other Payments to Employees, Directors, Officers. Since December 31, 2002, except in the ordinary course of business or as set forth in
Schedule 4.17, the Company has not (i) paid or agreed to pay any bonus or any other increase in the compensation payable or to become payable or (ii) granted or agreed to grant any bonus, severance or termination pay, or entered into any contract or arrangement to grant any bonus, severance or termination pay, to any director, officer or employee of the Company. Except as set forth in Schedule 4.17, the Company has made no severance or similar commitment to any of its employees. Without limiting the generality of the preceding sentences, the Company has not paid or agreed to pay any payments that would result, either individually or in aggregate, in the payment of an "excess parachute payment" within the meaning of Section 208G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

      4.18 Absence of Litigation. The Company is not a party to any, and there are no pending, or to the knowledge of the Company, threatened legal, administrative, arbitral or other claims, actions, proceedings or investigations of any nature, against the Company or any property or asset of the Company, before any Governmental Authority and no facts or circumstances have come to the Company's attention which have caused it to believe that a material claim, action, proceeding or investigation against or affecting the Company could reasonably be expected to occur. Neither the Company, nor any property or asset of the Company, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect.

      4.19 Employee Benefits. Attached as Schedule 4.19 is the Company's "Employee Manual" detailing the employee benefits established by the Company for its employees. Except as set forth in Schedule 4.19, the Company does not currently maintain any pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay or other similar plans, programs or agreements, or any personnel policy, whether reduced to writing or not, relating to any persons employed by the Company (as defined for purposes of Section 414(b), (c) and (m) of the Code, a "Plan") and has no liability under ERISA or any other law or regulation relating to any Plans. The Company has never been obligated to contribute to any "multi-employer plan," as defined in Section 3(37) of ERISA.

      4.20 Work Stoppages. No work stoppage involving the Company is pending or, to the knowledge of the Company, threatened. The Company is not involved in, or, to the knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to interfere in any material respect with the respective business activities of the Company. No employees of the Company are represented by any labor union, and, to the knowledge of the Company, no labor union is attempting to organize employees of the Company.

      4.21 Intellectual Property Rights.

            4.21.1 The Marks that are listed in Schedule 4.21 are the only trademarks, service marks, trade names, trade dress and copyrights used or proposed to be used by Company in its business. To Company's knowledge, Company is the sole and exclusive owner of such Marks, free and clear of all Liens and the use by the Buyer of such Marks will not infringe upon any trademark, service mark, trade name, trade dress or copyright belonging to any other Person.

            4.21.2 The Patents that are listed in Schedule 4.21 are the only patents and patents applications used or proposed to be used by Company in its business. To Company's knowledge, Company is the sole and exclusive owner of such Patents and patent applications, free and clear of all Liens and the use by the Buyer of such Patents will not infringe upon any patent or patent application belonging to any other Person.

            4.21.3 Company has not misappropriated any of the Intellectual Property from any third Person and Company has taken all reasonable security measures to protect and maintain the secrecy, confidentiality and value of any Intellectual Property owned by Company and used in its business.

            4.21.4 No other Person has any right, title or interest in any Patent, Trade Secret or Mark, which has arisen out of the activities by Company or on behalf of Company by any of its current or former officers, directors, employees, consultants or agents or any holder of securities of Company.

      4.22 Proprietary Information of Third Parties. To the knowledge of the Company, no third party has claimed that Company or any person employed by or otherwise providing services to Company has (i) violated any of the terms or conditions of his or her employment, non-competition, non-disclosure or inventions agreement with such third party,
(ii) disclosed or utilized any trade secret of such third party or (iii) interfered in the employment relationship between such third party and any of its present or former employees.

      4.23 Environmental Liability. Except as disclosed in Schedule 4.23, the Company is in full compliance with all Environmental Laws (as defined below). There is no litigation or other proceeding seeking to impose, or that could reasonably result in the imposition on the Company of any liability arising under any of the Environmental Laws, pending or, to the knowledge of the Company, threatened or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome against the Company; the Company does not have any knowledge of any reason for any such potential litigation that would impose any such liability; and the Company is not subject to any agreement, order, judgment, decree, or memorandum by or with any Governmental Authority or third party imposing any such liability. For the purposes of this Agreement, the term "Environmental Laws" shall mean any Federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.

      4.24 Competing Interests. Except as set forth in Schedule 4.24, neither the Company, nor any director or officer of the Company, or any immediate family member of any of the foregoing (i) owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company or (ii) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any agreement or other business relationship or arrangement material to the Company, provided that the foregoing will not apply to any investment in publicly traded securities constituting less than Three Percent (3%) of the outstanding securities in such class

      4.25 No Governmental Consent or Approval Required. Except as set forth in
Schedule 4.7, no authorization, consent, approval or other order of, declaration to, or filing with, any Governmental Authority or body is required for or in connection with the valid and lawful authorization, execution, delivery and performance by Company of this Agreement.

      4.26 Investment Banker. Except for McColl Partners, LLC, no broker, finder or investment banker, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      4.27 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any Schedule, certificate, list or other writing furnished to the Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information believed by the Company to be material to the Purchase/Sale and which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, to the knowledge of the Company, has been withheld from, or has not been delivered in writing to, the Buyer.

                                   ARTICLE V

                     Representations and Warranties of Buyer

      The Buyer represents and warrants to the Company and the Shareholders that, except as set forth in the appropriately numbered Disclosure Schedules delivered by the Buyer to the Company and the Shareholders:

      5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby.

      5.2 Authority. The Buyer has full corporate power and authority (i) to execute and deliver all documents to be executed by the Buyer in connection with or pursuant to this Agreement; (ii) to perform its obligations under this Agreement and (iii) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

      5.3 No Conflict. Neither the execution, delivery and performance of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the terms or provisions hereof, will (i) conflict with, violate or result in a breach of any provision of the Organizational Documents of the Buyer, (ii) conflict with, violate or result in a breach of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Buyer, or by which any property or asset of the Buyer is bound or affected, or (iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, pledge, security interest, charge or other encumbrance on any property or asset of the Buyer pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer is a party, or by which the Buyer is bound or affected.

      5.4 Consents and Approvals. The execution, delivery and performance of this Agreement by the Buyer does not require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Authority or with any third party, except for filings with the Securities and Exchange Commission and the Nasdaq Stock Market. The Buyer is not aware of any reason why the approvals, consents and waivers of Governmental Authorities referred to herein should not be obtained.

      5.5 Investment Banker. Except for McColl Partners, LLC, no broker, finder or investment banker, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

      5.6 Arotech Common Stock. The shares of Arotech Common Stock issued to the Shareholders as the Closing Stock Consideration will, as of the date of issuance, be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

      5.7 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any Schedule, certificate, list or other writing furnished to the Company or the Shareholders pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information believed by the Buyer to be material to the Purchase/Sale and which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, to the knowledge of the Buyer, has been withheld from, or has not been delivered in writing to, the Company.

                                   ARTICLE VI

                            Covenants of the Parties

      6.1 Legal Conditions to Purchase/Sale. Each of the Buyer, the Shareholders and the Company shall use his or its commercially reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Purchase/Sale and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained in connection with the Purchase/Sale and the other transactions contemplated by this Agreement.

      6.2 Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Buyer with full title to the Company Common Stock, each party to this Agreement shall take all such necessary action as may be reasonably requested by the Buyer.

      6.3 Ordinary Course Operations. From the date of this Agreement until the Closing, the Shareholders shall cause the Company to conduct its business only in the ordinary course and in a manner consistent with prior practices. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing, the Shareholders shall not and shall not permit the Company to directly or indirectly: (i) issue any new shares of Company Common Stock, cause or permit any sale, assignment, transfer or conveyance of any outstanding Company Common Stock, or sell, assign, transfer or convey any of the Company's assets (other than sales of its products in the ordinary course of business);
(ii) solicit any offers for, respond to any unsolicited offers for, or enter into or conduct any negotiations in respect of any of the foregoing; or (iii) in any way assist or encourage any person in connection with any proposed acquisition of any Company Common Stock or any assets of the Company (other than sales of its products in the ordinary course of business). The Buyer acknowledges that the Company, prior to the Closing, may authorize and pay bonuses to its employees (other than the Shareholders) and will authorize and pay salaries to the Shareholders in the ordinary course and will authorize and pay distributions to the Shareholders the amounts reasonably estimated to fund Subchapter S Tax Liabilities of the Shareholders for the income of the Company for 2003. The Shareholders agree that from the date of this Agreement to the Closing, the Shareholders shall not cause permit the Company to make any payments to the Shareholders other than salaries in the ordinary course, distributions to fund the liabilities of the Shareholders for taxes with respect to the Company's taxable income and expense and similar reimbursements in the ordinary course.

      6.4 Post-Closing Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Shareholders for certain tax matters following the Closing Date:

            6.4.1 The Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for the year ended December 31, 2003 and all periods ending on or prior to that date that are filed after the Closing Date. The Buyer shall provide the Shareholders with all access reasonably required to the financial records of the Company to prepare such Tax Returns. The Shareholders shall permit the Buyer to review and approve of each such Tax Return described in the preceding sentence prior to filing, which approval shall not be unreasonably withheld or delayed. The Shareholders confirm that the amounts specified in Schedule 6.4.1 have prior to the date of this Agreement been distributed by the Company to the Shareholders to fund the Shareholders' Subchapter S Tax Liabilities with respect to the income realized by the Company in 2003. The Shareholders agree that any further distributions that are made to them by the Company from the date of this Agreement to the Closing will be limited to the amounts which the Shareholders estimate will be necessary, when added to the amounts described in Schedule 6.4.1, to fully fund the Shareholders' Subchapter S Tax Liabilities for all of the taxable income realized by the Company for the full year ended December 31, 2003. If, based upon the Tax Returns prepared for the Company by the Shareholders and approved by the Buyer for the year 2003, the amount payable by the Shareholders as Subchapter S Tax Liabilities for the year 2003 is more or less than the sum of all distributions made by the Company to the Shareholders to fund such Subchapter S Liabilities, then (i) if the amounts distributed exceed such Subchapter S Liabilities, then the Shareholders shall immediately refund such excess to the Company and (ii) if the amounts distributed are less than such Subchapter S Liabilities, then the Company shall immediately make a distribution of such deficiency to the Shareholders. In either instance, the amount paid by or to the Shareholders shall be recorded as a correcting adjustment to the amounts distributed by the Company to the Shareholders retroactively effective as of December 31, 2003, while they continued to be the holders of the Company Common Stock. Any dispute regarding the computation of the Subchapter S Tax Liabilities of the Shareholders shall be resolved in the manner described in Section 11.1. The amount payable under this Section shall be in addition to all other amounts payable by the Buyer under this Agreement. Except as expressly provided in this Section, the Shareholders shall be solely responsible for the payment of Taxes due under such Tax Returns (whether or not shown in those Tax Returns) and shall indemnify and hold the Company and the Buyers harmless from any liability for any income Taxes payable with respect to the income realized by the Company prior to the Closing Date.

            6.4.2 The Buyer shall cause the Company to prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending after the Closing Date.

            6.4.3 If requested by the Buyer by written notice delivered within 180 days following the Closing Date, the Buyer, the Company and, if required, the Shareholders shall sign and file Form 8023 providing for an election under Section 338(h)(10) of the Code with respect to the transactions contemplated by this Agreement and the Shareholders shall cooperate in good faith with Buyer in making that election. As a condition to the agreement and cooperation of the Shareholders in making the election under Section 338(h)(10), Buyer agrees to reimburse Shareholders for all additional federal and state income tax incurred by Shareholders (or the Company prior to the Closing Date) as a result of making that election. The Shareholders shall cause the Shareholders' Accountant, as soon as reasonably possible after the Shareholders receive the written request from the Buyer regarding an election under 338(h)(10), to prepare and to provide to the Buyer a written determination of all such additional taxes and such amount shall be payable by the Buyer to the Shareholders not later than twenty (20) days before such taxes will be payable by the Shareholders. Any dispute regarding the computation of the taxes payable by the Shareholders as a result of the election under Section 338(h)(10) shall re resolved in the manner described in Section 11.1. The amount payable under this Section shall be in addition to all other amounts payable by the Buyer under this Agreement.

            6.4.4 Buyer, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes, with the Shareholders having the right and responsibility to conduct and resolve (and to indemnify the Buyer and the Company from any liability with respect to) the audit of any returns filed pursuant to Section 6.4.1 and with the Buyer having the right and responsibility to conduct and resolve (and to indemnify the Shareholders from any liability with respect to) the audit of any returns filed pursuant to Section 6.4.2. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Shareholders agree (i) to retain all books and records with respect to tax matters pertinent to the Company relating to any tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

            6.4.3 All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid when due by the Person to whom or which such Taxes are assessed under applicable law and each Person will, at such Person's own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, all other Persons will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

      6.5 Post-Closing Participation Rights Payments. The Buyer shall cause the Company at each time that an installment of the Earnout Consideration is paid to the Shareholders to pay to each Participation Rights Holder the amount, if any, payable to that Participation Rights Holder under his Participation Rights Agreement at the time of the payment of that installment of the Earnout Consideration. The Shareholders covenant that if the amounts required to fully satisfy the Company's obligations to the Participation Rights Holders under the Participation Rights Agreements exceed the amounts subtracted by the Buyer for such purposes in computing the Closing Cash Consideration and the Earnout Consideration paid to the Shareholders, then the Shareholders shall pay such excess to the Participation Rights Holders (or, if such excess has already paid by the Company, shall immediately reimburse the Company for such payment).

      6.6 Disposition of Closing Stock Consideration. Immediately following the Closing Date, the Buyer will cause the Broker to initiate and thereafter implement as rapidly as possible the sale, in one or more transactions, of that number of the shares of the Closing Stock Consideration as will be required to generate net proceeds to the Shareholders (after all fees to the Broker and all other transactional expenses) of $2,000,000 and, within three (3) business days following each such sale, to disburse such net proceeds to the Shareholders by wire transfer to an account or accounts designated by the Shareholders. In implementing those sales, the Broker shall operate with the primary objective to generate $2,000,000 in net proceeds for distribution to the Shareholders within sixty (60) days following the Closing Date and, to the extent (but only to the extent) consistent with that primary objective, to maximize the average price per share at which the Closing Stock Consideration is sold. Unless at the written directive of the Shareholders, no sales of shares of the Closing Stock Consideration will be completed at a price that is less than 80% of the price per share that was the valuation basis for the issuance of the Closing Stock Consideration. All cumulative net proceeds in excess of $2,000,000 shall be delivered to the Buyer. If any such excess cumulative net proceeds are not delivered to the Buyer, the Buyer may deduct an amount equal to such excess cumulative net proceeds from any Earnout Consideration to be paid. If as of the sixtieth (60th) day following the Closing Date, the cumulative net proceeds from the sale of the Closing Stock Consideration distributed to the Shareholders equals less than $2,000,000, then the Shareholders shall have the right, as of or at any time after such sixtieth (60th) day, exercisable by written notice delivered to the Broker and the Buyer, to require that the Broker release and deliver to the Shareholders any remaining net proceeds from the prior sales of the Closing Stock Consideration and any remaining shares of Closing Stock Consideration that had not yet been sold as of the date such notice was delivered and the Broker, on or after the fifth (5th) day following the date of delivery of such notice, shall deliver such remaining net proceeds and the original Stock Certificate(s) representing remaining shares of Closing Stock Consideration to the Shareholders. If and in such event, the Shareholders shall receive and accept such proceeds and shares in complete satisfaction of the Closing Stock Consideration and free of any claims by the Buyer or the Broker.

      6.7 Compliance With Security Agreement. Following the Closing Date, the Buyer will comply and will cause the Company to comply in all material respects with the provisions of the Security Agreement.

                                   ARTICLE VII

                              Conditions to Closing

      7.1 Conditions to Obligations of All Parties. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, none of which may be waived:

            7.1.1 No order, injunction or decree (whether temporary, preliminary or permanent) issued by federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Purchase/Sale or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any governmental entity seeking an such injunction, decree, restraint or prohibition shall be pending. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction, which prohibits, restricts or makes illegal the consummation of the Purchase/Sale or any of the other transactions contemplated by this Agreement.

            7.1.2 Any filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, governmental entities and authorities) required for the consummation of the transactions contemplated by this Agreement shall have been made or obtained and all such approvals and authorizations (the "Requisite Regulatory Approvals") obtained shall be effective and shall not have been suspended, revoked or stayed by action of any governmental entity or authority.

      7.2 Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement are, at the option of the Buyer, subject to the fulfillment of all of the following conditions on the dates specified below:

            7.2.1 As of the Closing, (i) the Buyer, based upon its due diligence review of the Company, shall have determined in its discretion that the assets, business and prospects of the Company are suitable for the Buyer's intended purposes; (ii) the Buyer shall have secured financing for the transactions contemplated by this Agreement in an amount and upon terms acceptable to the Buyer in its discretion; (iii) Buyer, at its sole and exclusive option, shall have obtained the opinion of an investment banker confirming to the Buyer's satisfaction that the terms and conditions of this Agreement are fair to the Buyer and its shareholders; and (iv) the Board of Directors of the Buyer shall have approved of the transactions contemplated by this Agreement.

            7.2.2 As of the Closing, the Shareholders shall have delivered to the Buyer a written notice confirming that each of the conditions to the Shareholder's obligations under this Agreement that are specified in
      Section 7.3 have been satisfied or waived by the Shareholders.

            7.2.3 As of the Closing, each of the representations and warranties of each Shareholder and the Company in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing.

            7.2.4 On or prior to the Closing, each Shareholder and the Company shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of such Shareholder and the Company to be performed or complied with by the Shareholder or the Company at or prior to the Closing under this Agreement.

            7.2.5 On or prior to the Closing, the consent and approval shall have been obtained from (i) the Shareholders and the Board of Directors of the Company as required under applicable law in order to permit the Company to authorize the transactions contemplated by this Agreement, (ii) the waiver shall have been obtained from KeyBank National Association confirming that the Company will not be in default under its Promissory Note as a result of the change in ownership resulting from the Purchase/Sale and (iii) the consent, approval or waiver from each Person whose consent or approval shall be required in order to permit the acquisition by the Buyer of the Company Common Stock pursuant to the Purchase/Sale and none of such permits, consents, waivers, clearances, approvals or authorizations shall contain any term or condition which would materially impair the value of the Company to the Buyer.

            7.2.6 On or prior to the Closing, the Persons listed in Schedule
      7.2.6 who will be employed by the Buyer shall have entered into the Buyer's standard form employment-related agreements (including its agreements relating to Confidentiality, Disclosure of Inventions and Non-Competition), and such agreements shall be in full force and effect.

            7.2.7 On or prior to the Closing, the Company shall have secured the commitments of the following Persons to continue to perform services for the Company following the Closing Date on terms and conditions acceptable to those Persons and to the Buyer: (i) Alan G. Jordan as a full time employee for one year and a part time independent consultant for an additional one year; (ii) Tim L. Carr as a full time employee for one year; (iii) Dean M. Krutty as a full time employee for a term of three years; and (iv) Kurt A. Flosky as a full time employee for a term of three years.

            7.2.8 On or prior to the Closing, the Buyer shall have received the opinion of Hooper, Hathaway, Price, Beuche & Wallace, dated as of the Closing Date, with respect to the matters set forth in Schedule 7.2.8.

            7.2.9 As of the Closing, none of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon the Buyer or any of its subsidiaries that the Buyer reasonably determines would materially impair the value of the Company to the Buyer or be materially burdensome (a "Burdensome Condition").

            7.2.10 As of the Closing, neither Company nor any Shareholder shall have taken any action or made any payments that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

            7.2.11 As of the Closing, the Company shall have redeemed and satisfied or committed to satisfy all rights of each Participation Rights Holder under each Participation Rights Agreement and confirmed the termination of all Participation Rights Agreements to the reasonable satisfaction of the Buyer.

      7.3 Conditions to Obligations of the Shareholders. The obligations of the Company and the Shareholder under this Agreement are, at the option of the Company and the Shareholders, subject to the fulfillment or written waiver by the Shareholders of all of the following conditions on or before the dates specified below:

            7.3.1 As of the Closing, the Board of Directors of the Company shall have approved of the transactions contemplated by this Agreement.

            7.3.2 As of the Closing, the Buyer shall have delivered to the Shareholders a written notice confirming that each of the conditions to the Buyer's obligations under this Agreement that are specified in Section
      7.2 have been satisfied or waived by the Buyer.

            7.3.3 As of the Closing, each of the representations and warranties of the Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing.

            7.3.4 On or prior to the Closing, the Buyer shall have performed in all material respects all obligations and complied in all material respects with all of the respective agreements or covenants to be performed or complied with by the Buyer at or prior to the Closing under this Agreement.

            7.3.5 On or prior to the Closing, the Shareholders shall have received the opinion of Yaakov Har-Oz, Esq., dated as of the Closing Date, with respect to the matters set forth in Schedule 7.3.5.

            7.3.6 On or prior to the Closing, the Buyer shall have entered into employment agreements with the Persons listed in Section 7.2.7 upon terms and conditions acceptable to such Persons and such agreements shall be in full force and effect.

            7.3.7 On or prior to the Closing, the Buyer shall have delivered to the Shareholders and the Shareholders in their discretion shall have approved of the Letter of Credit and the Intercreditors Agreement required pursuant to Section 2.4.7 and the acknowledgement and commitment of the Broker required pursuant to Section 2.3.2 and 6.6.

            7.3.8. As of the Closing, none of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon the Shareholders that either Shareholder reasonably determines would materially impair the value of the Arotech Common Stock received by the Shareholders as the Closing Stock Consideration or would materially and adversely affect the Company's prospects to maximize the Earnout Consideration payable to the Shareholders (a "Burdensome Condition").

                                  ARTICLE VIII

                                   The Closing

      8.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Purchase/Sale (the "Closing") will take place at 9:00 a.m. on January 13, 2004, or at such other date as is mutually approved by the Company and the Buyer, but shall be retroactively effective as of 12:01 a.m. on January 1, 2004 (the "Closing Date"), at the offices of the Company in Ann Arbor, Michigan, or at such other time and place as the Buyer and the Shareholders may otherwise agree in writing.

      8.2 Deliveries at Closing. Subject to satisfaction of the conditions precedent set forth in this Agreement, at the Closing the parties will deliver the following:

            8.2.1 The Buyer shall (i) pay to each Shareholder by cashier's check or wire transfer of funds the portion of the Closing Cash Consideration specified in Section 2.3.1 allocable to each Shareholder, (ii) issue and deliver to the Broker the original Stock Certificate(s) representing the shares of Arotech Common Stock issuable to each Shareholder as the Closing Stock Consideration pursuant to

      Section 2.3.2 and secure from the Broker a written acknowledgment of receipt of those Stock Certificates and the commitment of the Broker to initiate and to complete a sale of those shares in accordance with the provisions of Section 2.3.2 and 6.6 (iii) pay to each Participation Rights Holder the amount specified in his Participation Rights Agreement to be paid at the Closing, (iv) deliver to the Shareholders the Letter of Credit, (v) sign and deliver the Security Agreement to the Shareholders and (vi) cause Smithfield to deliver to the Shareholders the Intercreditors Agreement.

            8.2.2 Each Shareholder shall have endorsed and delivered to the Broker the Stock Certificate(s) representing the shares of Company Common Stock registered in such Shareholder's name; and

            8.2.3 The parties shall exchange all other documents that the Company or the Buyer may reasonably request be delivered at the Closing so as effectively to consummate the transactions contemplated hereby.

                                   ARTICLE IX

                                 Indemnification

      9.1 Indemnification of the Buyer. Subject to the limitations in other Sections of this Article IX, each Shareholder will indemnify and hold Buyer harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorney fees (collectively, "Losses"), that Buyer suffers or incurs as a result of or relating to:

            9.1.1 The breach of any representation or warranty made by the Company or the Shareholders in this Agreement or pursuant hereto; or

            9.1.2 The breach of any covenant or agreement of the Company or the Shareholders under this Agreement.

The sole and exclusive recourse of the Buyer for any Losses within the scope of this Section 9.1 shall be to seek and secure indemnification from the Shareholders in accordance with the terms of this Article IX.

      9.2 Indemnification of the Shareholders. Subject to the limitations in other Sections of this Article IX, the Buyer will indemnify and hold the Shareholders harmless from any and all Losses (as defined above), that any Shareholder suffers or incurs as a result of or relating to:

            9.2.1 The breach of any representation or warranty made by the Buyer in this Agreement or pursuant hereto; or

            9.2.2 The breach of any covenant or agreement of the Buyer under this Agreement.

The sole and exclusive recourse of the Shareholders for any Losses within the scope of this Section 9.2 shall be to seek and secure indemnification from the Buyer in accordance with the terms of this Article IX.

      9.3. Limitation of Liability of Shareholders. The liability of each Shareholder with respect to any Loss shall be limited to such Shareholder's Allocable Portion of that Loss. The portion of any Loss allocable to each Shareholder (the "Allocable Portion") shall be as follows:

            9.3.1 The Shareholders shall be required to indemnify and hold harmless the Buyer with respect to Losses only if and after the aggregate amount of all such Losses of Buyer exceed $200,000 (the "Buyer's Threshold"), at which point Shareholders will be liable only for the amount of such Losses in excess of the Buyer's Threshold;

            9.3.2 For any Losses based upon the inaccuracy in any representation or warranty made by a Shareholder in Article III, the Allocable Portion for that Shareholder shall be One Hundred Percent (100%) of the Losses and the Allocable Portion for each other Shareholder shall be none of the Losses;

            9.3.3 For any Losses based upon the inaccuracy in any representation or warranty made with respect to the Company in Article IV or based upon any breach of any of the Company's covenants in this Agreement, the Allocable Portion of the Losses for Jordan will be 59.97 % and the Allocable Portion of Carr will be 40.03 %; and

            9.3.4 Except for Losses resulting from the breach by the Shareholders of any of the post-closing covenants in Sections 6.2 and 6.4, the cumulative aggregate liability of both of the Shareholders for Losses shall be limited to Twenty Percent (20%) of the Purchase Price that has been paid by the Buyer to the Shareholders for the Company Common Stock. For avoidance of doubt, if there is no Earnout Consideration paid pursuant to Section 2.4, then this limitation will be to 20% of the Closing Consideration and if there is Earnout Consideration is paid pursuant to
      Section 2.4, then this limitation will be to 20% of the sum of the Closing Consideration and the Earnout Consideration actually paid. . There shall be no limit on the liability of the Shareholders for Losses resulting from the breach by the Shareholders of any of the post-closing covenants in Sections 6.2 and 6.4.

      9.4 Limitation of Liabilities of the Buyer. The liability of the Buyer with respect to any Losses shall be limited as follows:

            9.4.1 The Buyer shall be required to indemnify and hold harmless the Shareholders with respect to Losses (other than Losses resulting from a breach by the Buyer of its commitment to pay the Purchase Price as required pursuant to Section 2.3 and 2.4) only if and after the aggregate amount of all such Losses of the Shareholders exceed $200,000 (the "Shareholders' Threshold"), at which point Buyer will be liable only for the amount of such Losses in excess of the Shareholders' Threshold; and

            9.4.2 Except for Losses resulting from the breach by the Buyer of any of the post-closing covenants in Sections 2.3, 2.4, 6.2 and 6.4, the cumulative aggregate liability of the Buyer shall be limited to $2,000,000.

      9.5 Survival of Indemnification Provisions. The rights of the Buyer and the Shareholders to indemnification under this Article IX (each, as such, and "Indemnified Party") will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated, subject to the limitation that the right of any Indemnified Party to indemnity for any Claim under this
Article IX shall terminate twenty-four (24) months after the Closing Date unless, on or before such date, the Indemnified Party has delivered to the Indemnifying Party an Indemnity Notice with respect to that Claim in the time and manner specified in Section 9.6.

      9.6 Notice of Claim. The Indemnified Parties entitled to receive indemnification under this Article IX agree to give prompt written notice (an "Indemnity Notice") to the party or parties from whom or which indemnification is sought (the "Indemnifying Parties") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "Claim"). Such Indemnity Notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Parties will give a later written notice when the amount becomes fixed.

      9.7 Third Party Claims. If a claim or demand by a third party is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article IX or under any other provisions of this Agreement providing for indemnification, such Indemnified Party shall promptly deliver an Indemnity Notice to the Indemnifying Party setting forth such claims in reasonable detail. The Indemnifying Party shall have thirty (30) days after delivery of such Indemnity Notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnifying Party may not undertake, conduct and control such settlement or defense without the Indemnified Party's consent unless:

            9.7.1 The Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for any Losses relating thereto;

            9.7.2 The Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations;

            9.7.3 The suit, action, claim, liability or obligation does not seek to impose any liability or obligation upon the Indemnified Party other than for money damages;

            9.7.4 The suit, action, claim, liability or obligation does not relate to the Indemnified Party's customer, supplier, employee, or sales representative


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

      relationships or otherwise implicate the ongoing operation of the Indemnified Party's business;

            9.7.5 If the Indemnifying Party has assumed the defense, the Indemnified Party may participate in any such settlement or defense through counsel chosen by such Indemnified Party, and the fees and expenses of such counsel shall be borne by such Indemnified Party unless
      (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) there exists a conflict of interest between the interests of the Indemnified Party and the Indemnifying Party or (iii) the Indemnifying Party has after a reasonable time failed to assume such defense and employ counsel;

            9.7.6 If the Indemnifying Party has assumed the defense, then so long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the written consent of the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim without the consent of the Indemnifying Party; provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party.

            9.7.7 If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Indemnity Notice that it elects to undertake the defense of the claim or is otherwise not permitted to assume such defense under the terms hereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all indemnified parties an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

                                    ARTICLE X

                            Termination and Expenses

      10.1 Termination. This Agreement may be terminated and the Purchase/Sale and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated in this Agreement by the Board of Directors of the Buyer and the Board of Directors and Shareholders of the Company:

            10.1.1 By mutual written consent duly authorized by the Boards of Directors of the Buyer and the Company;

            10.1.2 By either the Buyer or the Shareholders if the Closing shall not have occurred on or before February 14, 2004 or such later date as the parties may have agreed upon in writing (the "Expiration Date"); provided, however, that the right to terminate this Agreement under this Section 10.1.2 shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

            10.1.3 By either the Buyer or the Shareholders (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the earlier of the Closing or within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto.

      10.2 Effect of Termination; Expenses.

            10.2.1 In the event of the termination of this Agreement pursuant to
      Section 10.1, this Agreement shall forthwith terminate, and there shall be no liability on the part of any party hereto, except as provided in
      Section 10.2.2.

            10.2.2 If this Agreement is terminated as a result of any uncured breach of any material provision of this Agreement, then, the non-breaching party shall have the right to seek and secure recovery from the breaching party for (i) all damages permitted or required under applicable law as a result of such breach and (ii) all out-of-pocket costs and expenses (but in no event in an amount in excess of $50,000), including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses").

                                   ARTICLE XI

                                   Arbitration

      11.1 Computation of the Purchase Price. If the Shareholders dispute the Buyer's Accountant's computation of the 2004 Earnout Consideration pursuant to
Section 2.4.1, the 2005 Earnout Consideration pursuant to Section 2.4.2 or the Pro-Safe Earnout Consideration pursuant to Section 2.4.3, then the Shareholders shall have thirty (30) days from the date of delivery of the written notice advising the Shareholders of that computation to notify the Buyer that the Shareholders dispute the computation. If the Buyer disputes the Shareholders' Accountant's computation of the amount of the Shareholders' Subchapter S Tax Liabilities for 2003 and the amount required to be paid by (or to) the Shareholders to (or from) the Buyer to reconcile that amount to distributions made to the Shareholders for such purposes pursuant to Section 6.4 or, if applicable, the computation of the amount required to be paid to reimburse the Shareholders for their additional tax liability as a result of the Buyer's decision to request an election under Section 338(h)(10) of the Code pursuant to
Section 6.4.3, then the Buyer shall have thirty (30) days from the date of delivery by the Shareholders' Accountant of the written notice advising the Buyer of that computation to notify the Shareholders that the Buyer disputes that computation. If the party having the right to give notice of its dispute in this Section has not delivered a written notice advising of that dispute (the "Dispute Notice") within the applicable thirty (30) day period, then the computation specified in the written notice delivered by the Buyer's Accountant or the Shareholders' Accountant, as applicable, shall be final and the payment shall be made by the Buyer or the Shareholders, as applicable, pursuant to that computation. If the party having the right to give notice of its dispute in this Section has delivered a Dispute Notice within such thirty (30) day period, then the Shareholders' Accountant and the Buyer's Accountant shall attempt to resolve the dispute regarding the disputed computation within twenty (20) days after the date of delivery of the Dispute Notice and, if they are able to agree upon a resolution, to deliver within such twenty (20) day period a written notice (the "Resolution Notice") to the Buyer and the Shareholders, and the computation confirmed in that Resolution Notice shall be final and if based upon such Resolution Notice any additional amount is payable by the Buyer or the Shareholders, the party obligated for payment by that Resolution Notice shall pay such amount, together with interest as specified in Section 12.1, within five (5) business days after the date that the Resolution Notice is delivered to the Buyer and the Shareholders. If the Shareholders' Accountant and the Buyer's Accountant have not delivered a Resolution Notice within such twenty (20) day period, then the Shareholders' Accountant and the Buyer's Accountant, within such twenty (20) day period, by written notice (the "Selection Notice") delivered to the Buyer and the Shareholders, shall select an independent accounting firm of nationally recognized standing (the "Unaffiliated Accountant") to review the review and resolve the disputed computation based upon the principles stated in this Agreement and, to the extent not inconsistent with the principles stated in this Agreement, generally accepted accounting principles consistently applied from period to period.. The Unaffiliated Accountant shall, as soon thereafter as is possible, complete its review and make its determination of the appropriate computation of the disputed computation and shall deliver written notice (the "Review Notice") to the Buyer and Shareholders specifying that computation. The determination of the computation made by the Unaffiliated Accountant shall be final and if based upon such Review Notice any additional amount is payable by the Buyer or the Shareholders, the party obligated for payment by that Resolution Notice shall pay such amount, together with interest as specified in
Section 12.1, within five (5) business days after the date that the Review Notice is delivered to the Buyer and the Shareholders. The fees of the Buyer's Accountant shall be paid by the Buyer. The fees of the Shareholders' Accountant shall be paid by the Shareholders. The fees of the Unaffiliated Accountant shall be paid one half by the Buyer and one half by the Shareholders.

      11.2 Arbitration. Except as provided in Section 11.1 with respect to dispute over the computation of the Purchase Price, any dispute between the Buyer and the Shareholders with respect to this Agreement, including, without limitation, any dispute regarding any Claim for indemnity under Article IX, must be submitted to and resolved by arbitration through the American Arbitration Association (the "Association"). The arbitration will be conducted through the offices of the Association in Ann Arbor, Michigan. The arbitration will be implemented under the rules and procedures of the Association for commercial disputes. The decision of the arbitrator(s) will be conclusive and binding upon the Buyer and the Shareholders and will not be subject to any challenge or appeal. The decision of the arbitrator will be enforceable by either party through the order of any court of competent jurisdiction.

                                   ARTICLE XII

                                  Miscellaneous

      12.1 Interest On Late Payments. If any amount payable by any party is not paid on or before its due date, including, without limitation, any amount determined to be payable based under the procedure specified in this Section 11.1, then the party obligated for that payment shall be obligated to pay such past due amount, plus interest on such amount at the rate of 8% per annum from the date such amount should have been paid pursuant to the applicable provision of this Agreement to the date of payment.

      12.2 Assignment. Except as provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      12.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

            If to Company, to:

                  FAAC Incorporated
                  1229 Oak Valley Drive
                  Ann Arbor, Michigan 48108
                  Attention: Alan G. Jordan
                  Telephone:  (734) 761-5836
                  Fax:  (734) 761-5368
                  E-mail: ajordan@faac.com

            With a copy to:

                  Hooper, Hathaway, Price, Beuche & Wallace, P.C.
                  126 South Main Street
                  Ann Arbor, MI  49104
                  Attention:  James R. Beuche
                  Telephone:  (734) 662-4426
                  Fax:  (734) 662-9559
                  E-mail:jbeuche@hooperhathaway.com

            If to the Shareholders:

                  Alan G. Jordan
                  2772 Holyoke
                  Ann Arbor, Michigan 48104
                  Telephone: (734) 761-6989
                  Fax:N/A
                  E-mail:ajordan@faac.com

                  and

                  Timothy L. Carr
                  4158 Glen Eagles Court
                  Webster Township, Michigan 48130
                  Telephone: (734) 426-2812
                  Fax:  N/A
                  E-mail:tcarr@faac.com

            With a copy to:

                  Hooper, Hathaway, Price, Beuche & Wallace, P.C.
                  126 South Main Street
                  Ann Arbor, MI  49104
                  Attention:  James R. Beuche
                  Telephone:  (734) 662-4426
                  Fax:  (734) 662-9559
                  E-mail:jbeuche@hooperhathaway.com

            If to Buyer, to:

                  Arotech Corporation
                  632 Broadway - Suite 1200
                  New York, New York 10012
                  Attention: Chairman and CEO
                  Telephone:  (646) 654-2107
                  Fax:  (646) 654-2187
                  E-mail: ehrlich@arotech.com

            With a copy to:

                  Yaakov Har-Oz
                  Vice President and General Counsel
                  Arotech Corporation
                  632 Broadway - Suite 1200
                  New York, New York 10012
                  Telephone:  011-972-2-990-6623
                  Fax:  011-972-2-990-6688
                  E-mail: yaakovh@arotech.com
or at such other address for a party as shall be specified by like notice.

      12.4 Expenses. Subject to the provisions of Section 10.2.2, each party hereto shall pay its own expenses in connection with the transactions contemplated hereby, whether or not they are completed; provided, however, that the Shareholders shall be required to reimburse the Company for (i) any fees or other expenses payable by the Company to McColl Partners, LLC for services rendered in connection with the transactions contemplated by this Agreement and
(ii) any expenses incurred by the Company in connection with the transactions contemplated by this Agreement. In the event of any conflict between this provision and the indemnification or termination provisions of this Agreement, the indemnification or termination provisions, as the case may be, shall control.

      12.5 Publicity. The parties will consult with respect to the appropriate public disclosure to be made with respect to the transactions contemplated hereby, and will make no such disclosure without reasonable notice to the other party prior to such disclosure. Notwithstanding the foregoing, Company understands that the federal securities laws and applicable stock exchange listing agreements require Buyer to make certain disclosures of material events. Buyer will use reasonable efforts to consult with Company before providing any information about this Agreement or Company in accordance with such requirements.

      12.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      12.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of State of Michigan, without giving effect to its conflicts of laws rules.

      12.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one (1) and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      12.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, among the parties, or any of them, in connection with such subject matter except for the Confidentiality Agreement dated as of March 2, 2003.

                             SIGNATURES ON NEXT PAGE


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

      IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.

COMPANY:                                FAAC INCORPORATED

                                        By:_____________________________________
                                           Alan G. Jordan, President


BUYER                                   AROTECH CORPORATION

                                        By:_____________________________________
                                           Robert S. Ehrlich, Chairman and CEO


SHAREHOLDERS:
                                        ________________________________________
                                           Alan G. Jordan (400 shares)


                                        ________________________________________
                                           Timothy L. Carr (267 shares)


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